MUELLER WATER PRODUCTS REPORTS 2022 SECOND QUARTER RESULTS

Increased Net Sales 16.1 percent to $310.5 million
Generated Net Income and Adjusted Net Income per Diluted Share of $0.15

ATLANTA, May 2, 2022 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2022 second quarter ended March 31, 2022, net sales were $310.5 million and net income was $23.6 million.
During the 2022 second quarter, the Company:
•Increased net sales 16.1 percent to $310.5 million as compared with $267.5 million in the prior year quarter.
•Reported operating income of $34.2 million as compared with $33.4 million in the prior year quarter and generated adjusted operating income of $34.8 million as compared with $35.2 million in the prior year quarter.
•Increased net income 12.9 percent to $23.6 million as compared with net income of $20.9 million in the prior year quarter and increased adjusted net income 8.6 percent to $24.1 million as compared with $22.2 million in the prior year quarter.
•Increased net income per diluted share 15.4 percent to $0.15 as compared with $0.13 in the prior year quarter and increased adjusted net income per diluted share 7.1 percent to $0.15 as compared with $0.14 in the prior year quarter.
•Generated adjusted EBITDA of $50.6 million as compared with $50.7 million in the prior year quarter.
“We achieved record second quarter net sales and delivered our fourth consecutive quarter of double-digit net sales growth supported by improved price realization and continued strong demand. We are encouraged that our price realization more than offset inflation for the first time in more than a year. We also continued to experience solid order growth in the quarter, with end market activity remaining robust in both municipal repair and replacement, and new residential construction. I am pleased with the diligence and focus of our teams as they continue to secure materials for production, manage our record backlog and serve the needs of our customers during this challenging operating environment,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“During the quarter, our conversion margins were below expectations primarily due to the operational challenges from ongoing supply chain disruptions, inflationary pressures and unfavorable manufacturing performance at our foundries. To help offset the ongoing inflationary and supply chain headwinds, we again took pricing actions on the majority of our steel products during the quarter. We expect that higher price realization will help offset the elevated manufacturing costs, which resulted from these challenges, and sequentially improve margins in the second half of the year.

“With another strong quarter of net sales growth, record backlog at the end of the quarter, and expected realization from price increases, we are again raising our expectations for annual net sales growth. However, we anticipate delivering improved conversion margins in the second half of the year leading to adjusted EBITDA growth for the year. While we believe the operational challenges will continue through 2022, we are confident that our teams can execute initiatives to help offset them and increase margins for the balance of the year and beyond,” Hall concluded.

Consolidated Results
Net sales for the 2022 second quarter increased $43.0 million, or 16.1 percent, to $310.5 million as compared with $267.5 million in the 2021 second quarter, primarily due to higher pricing across most of our product lines and increased volumes. In the prior year quarter, net sales benefited by $6.0 million as a result of the elimination of the one-month reporting lag for Krausz.
Operating income increased 2.4 percent to $34.2 million for the 2022 second quarter as compared with $33.4 million in the prior year quarter, primarily due to higher pricing and increased volumes, which were partially offset by higher costs associated with inflation, unfavorable manufacturing performance and higher SG&A expenses.
During the quarter, the Company incurred $0.6 million of strategic reorganization and other charges that have been excluded from adjusted results.
Adjusted operating income decreased $0.4 million, or 1.1 percent, to $34.8 million for the 2022 second quarter as compared with $35.2 million in the prior year quarter.
Adjusted EBITDA decreased $0.1 million, or 0.2 percent, to $50.6 million for the 2022 second quarter as compared with $50.7 million in the prior year quarter. Adjusted EBITDA margin was 16.3 percent for the 2022 second quarter as compared with 19.4 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Water Flow Solutions’ product portfolio includes iron gate valves, specialty valves and service brass products. Net sales of products in the Water Flow Solutions business unit were 56 percent of fiscal 2021 consolidated net sales.
Net sales for the 2022 second quarter increased $36.8 million, or 25.0 percent, to $183.9 million as compared with $147.1 million in the 2021 second quarter, which was primarily due to increased volumes and higher pricing.
Operating income and adjusted operating income for the second quarter 2022 were each $35.4 million. Adjusted operating income increased $3.3 million, or 10.3 percent, as compared with $32.1 million in the prior year quarter, primarily due to higher pricing and increased volumes, which were partially offset by higher costs associated with inflation, unfavorable manufacturing performance and higher SG&A expenses.
Adjusted EBITDA of $42.9 million increased $3.3 million, or 8.3 percent, as compared with $39.6 million in the prior year quarter. Adjusted EBITDA margin was 23.3 percent for the 2022 second quarter as compared with 26.9 percent in the prior year quarter.

Water Management Solutions
Water Management Solutions’ product and service portfolio includes fire hydrants, repair and installation, natural gas, metering, leak detection, pressure control and software products. Net sales of products in the Water Management Solutions business unit were 44 percent of fiscal 2021 consolidated net sales.
Net sales for the 2022 second quarter increased $6.2 million, or 5.1 percent, to $126.6 million as compared with $120.4 million in the 2021 second quarter. This increase was primarily due to higher pricing, increased volumes and the addition of i2O Water. In the prior year quarter, net sales benefited by $6.0 million as a result of the elimination of the one-month reporting lag for Krausz. Excluding the one-time benefit, net sales for the 2022 second quarter increased 10.7 percent.
Operating income and adjusted operating income for the quarter were $11.7 million and $11.8 million, respectively. Adjusted operating income decreased $4.4 million, or 27.2 percent, as compared with $16.2 million in the prior year quarter, as the benefits from higher pricing and increased volumes were more than offset by unfavorable manufacturing performance, higher costs associated with inflation and higher SG&A expenses.
Adjusted EBITDA decreased $4.3 million to $19.1 million with a 15.1 percent adjusted EBITDA margin as compared with prior year quarter adjusted EBITDA of $23.4 million with a 20.5 percent adjusted EBITDA margin.
Interest Expense, Net
Interest expense, net, for the 2022 second quarter was $4.5 million as compared with $6.1 million in the prior year quarter. The decrease in net interest expense in the quarter primarily resulted from lower interest expense associated with the refinancing of our 5.5 percent Senior Notes with 4.0 percent Senior Notes.
Income Taxes
Income tax expense for the 2022 second quarter was $7.1 million, or 23.1 percent of income before tax. Income tax expense in the prior year quarter was $7.2 million, or 25.6 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the six-month period was $0.8 million as compared with $63.2 million in the prior year. The decrease was primarily driven by higher inventories and payments for other current liabilities including customer rebates, income taxes and employee incentives.
The Company invested $15.0 million in capital expenditures during the second quarter as compared with $15.5 million in the prior year quarter. For the six-month period, the Company invested $26.0 million in capital expenditures as compared with $31.1 million invested in the prior year.
Free cash flow (defined as net cash provided by (used in) operating activities less capital expenditures) for the six-month period was $(25.2) million as compared with free cash flow of $32.1 million in the comparable prior year period, primarily due to the cash used in operating activities in the second quarter.

As of March 31, 2022, Mueller Water Products had $447.1 million of total debt outstanding and $164.1 million of cash and cash equivalents. The Company’s net debt leverage ratio was 1.4 times. There are no maturities on our debt until June 2029 and the Company’s 4.0 percent Senior Notes have no financial maintenance covenants. Based on March 31, 2022 data, the Company had approximately $160.1 million of excess availability under its ABL Agreement, bringing its total liquidity to $324.2 million.
Full-Year Fiscal 2022 Outlook
Based on second quarter performance, second quarter backlog and current expectations for end markets, the Company is increasing its net sales guidance and currently anticipates that consolidated net sales for the full-year fiscal 2022 will increase between 10 and 12 percent as compared with the prior year. The Company expects adjusted EBITDA to increase between 7 and 10 percent as compared with the prior year and to generate positive free cash flow for the full year. This guidance assumes that challenges associated with the supply chain disruptions, higher inflation and manufacturing performance will continue in the second half of fiscal 2022.
The Company’s expectations for certain financial metrics for the full-year fiscal 2022 are as follows:
•Total SG&A expenses between $237 million and $247 million.
•Net interest expense between $18 million and $19 million.
•Effective income tax rate between 24 percent and 26 percent.
•Depreciation and amortization between $60 million and $62 million.
•Capital expenditures between $70 million and $75 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, May 3, 2022, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-819-5739. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, environmental/sustainability plans, go-to-market strategies, operational excellence, acceleration of new product development, financial or operating performance, litigation outcomes, capital allocation and growth strategy plans, restructuring efficiencies and projected warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the future impact of the COVID-19 pandemic on the Company’s operations and results, such as effects on the financial health of customers (including collections); logistical challenges and supply chain disruptions related to the COVID-19 pandemic, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
404-206-4152
rkeegan@muellerwp.com

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MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2022	2021
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$164.1	$227.5
Receivables, net of allowance for credit losses of $4.5 million and $3.5 million	222.2	212.2
Inventories, net	229.2	184.7
Other current assets	31.6	29.3
Total current assets	647.1	653.7
Property, plant and equipment, net	292.3	283.4
Intangible assets, net	379.4	392.5
Goodwill	115.8	115.1
Other noncurrent assets	76.9	73.3
Total assets	$1,511.5	$1,518.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.0	$1.0
Accounts payable	108.0	92.0
Other current liabilities	92.5	127.1
Total current liabilities	201.5	220.1
Long-term debt	446.1	445.9
Deferred income taxes	100.7	95.1
Other noncurrent liabilities	57.1	62.0
Total liabilities	805.4	823.1

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 156,986,382 and 157,955,433 shares outstanding at March 31, 2022, and September 30, 2021, respectively	1.6	1.6
Additional paid-in capital	1,307.6	1,342.2
Accumulated deficit	(600.9)	(643.9)
Accumulated other comprehensive loss	(2.2)	(5.0)
Total stockholders’ equity	706.1	694.9
Total liabilities and stockholders’ equity	$1,511.5	$1,518.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales (1)	$310.5	$267.5	$582.8	$504.9
Cost of sales (2)	217.7	179.1	402.4	338.1
Gross profit	92.8	88.4	180.4	166.8
Operating expenses:
Selling, general and administrative	58.0	54.2	114.3	103.4
Strategic reorganization and other charges	0.6	0.8	3.0	2.2
Total operating expenses	58.6	55.0	117.3	105.6
Operating income (1)	34.2	33.4	63.1	61.2
Pension benefit other than service	(1.0)	(0.8)	(2.0)	(1.6)
Interest expense, net	4.5	6.1	8.8	12.2
Income before income taxes	30.7	28.1	56.3	50.6
Income tax expense	7.1	7.2	13.3	13.0
Net income	$23.6	$20.9	$43.0	$37.6

Net income per basic share	$0.15	$0.13	$0.27	$0.24

Net income per diluted share	$0.15	$0.13	$0.27	$0.24

Weighted average shares outstanding:
Basic	156.9	158.4	157.6	158.3
Diluted	157.5	159.1	158.4	159.0

Dividends declared per share	$0.058	$0.055	$0.116	$0.110

(1) Since its acquisition in December 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) had been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the quarter ended March 31, 2021 and the consolidated financial statements for that period include the results of operations of Krausz Industries for the four months ended March 31, 2021. As a result, the consolidated statements of operations for the three and six month periods ended March 31, 2021 include an additional $6.0 million of Net sales and an additional $1.4 million of Operating income.

(2) For the three month and six month periods ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs associated with the closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2022	2021
	(in millions)
Operating activities:
Net income	$43.0	$37.6
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation	16.0	15.3
Amortization	14.0	14.1
Stock-based compensation	4.4	3.6
Pension benefit	(1.3)	(1.0)
Deferred income taxes	6.1	2.4
Inventory reserves provision	3.3	3.8
Other, net	0.5	0.7
Changes in assets and liabilities, net of acquisition:
Receivables, net	(9.7)	(2.4)
Inventories	(47.5)	(19.7)
Other assets	(2.4)	1.7
Accounts payable	15.8	7.2
Other current liabilities	(36.0)	1.2
Other noncurrent liabilities	(5.4)	(1.3)
Net cash provided by operating activities	0.8	63.2
Investing activities:
Capital expenditures	(26.0)	(31.1)
Acquisition purchase price adjustment	0.2	—
Proceeds from sales of assets	—	0.3
Net cash used in investing activities	(25.8)	(30.8)
Financing activities:
Dividends paid	(18.3)	(17.4)
Common stock repurchased under buyback program	(20.0)	—
Proceeds from financing transaction	—	3.9
Employee taxes related to stock-based compensation	(1.8)	(1.0)
Common stock issued	1.1	1.0
Deferred financing costs paid	—	(0.5)
Capital leases	(0.1)	(0.5)
Net cash used in financing activities	(39.1)	(14.5)
Effect of currency exchange rate changes on cash	0.7	1.4
Net change in cash and cash equivalents	(63.4)	19.3
Cash and cash equivalents at beginning of period	227.5	208.9
Cash and cash equivalents at end of period	$164.1	$228.2

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$183.9	$126.6	$—	$310.5

Gross profit	$57.0	$35.8	$—	$92.8
Selling, general and administrative expenses	21.6	24.0	12.4	58.0
Strategic reorganization and other charges	—	0.1	0.5	0.6
Operating income (loss)	$35.4	$11.7	$(12.9)	$34.2

Operating margin	19.2%	9.2%		11.0%

Capital expenditures	$12.1	$2.9	$—	$15.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$23.6
Strategic reorganization and other charges				0.6
Income tax benefit of adjusting items				(0.1)
Adjusted net income				$24.1

Weighted average diluted shares outstanding				157.5

Adjusted net income per diluted share				$0.15

Net income				$23.6
Income tax expense (1)				7.1
Interest expense, net (1)				4.5
Pension benefit other than service (1)				(1.0)
Operating income (loss)	$35.4	$11.7	$(12.9)	34.2
Strategic reorganization and other charges	—	0.1	0.5	0.6
Adjusted operating income (loss)	35.4	11.8	(12.4)	34.8
Pension benefit other than service	—	—	1.0	1.0
Depreciation and amortization	7.5	7.3	—	14.8
Adjusted EBITDA	$42.9	$19.1	$(11.4)	$50.6

Adjusted operating margin	19.2%	9.3%		11.2%
Adjusted EBITDA margin	23.3%	15.1%		16.3%

Adjusted EBITDA	$42.9	$19.1	$(11.4)	$50.6
Three prior quarters’ adjusted EBITDA	122.4	69.0	(35.7)	155.7
Trailing twelve months’ adjusted EBITDA	$165.3	$88.1	$(47.1)	$206.3

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				446.1
Total debt				447.1
Less cash and cash equivalents				164.1
Net debt				$283.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(19.0)
Less capital expenditures				(15.0)
Free cash flow				$(34.0)

(1) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$147.1	$120.4	$—	$267.5

Gross profit (2)	$49.3	$39.1	$—	$88.4
Selling, general and administrative expenses	19.6	21.5	13.1	54.2
Strategic reorganization and other (credits) charges	—	(0.7)	1.5	0.8
Operating income (loss) (1)	$29.7	$18.3	$(14.6)	$33.4

Operating margin	20.2%	15.2%		12.5%

Capital expenditures	$13.8	$1.7	$—	$15.5

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$20.9
Strategic reorganization and other charges				0.8
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(0.5)
Adjusted net income				$22.2

Weighted average diluted shares outstanding				159.1

Adjusted net income per diluted share				$0.14

Net income				$20.9
Income tax expense (4)				7.2
Interest expense, net (4)				6.1
Pension benefit other than service (4)				(0.8)
Operating income (loss)	$29.7	$18.3	$(14.6)	33.4
Strategic reorganization and other (credits) charges	—	(0.7)	1.5	0.8
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	—	(1.4)	—	(1.4)
Adjusted operating income (loss)	32.1	16.2	(13.1)	35.2
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	7.5	7.2	—	14.7
Adjusted EBITDA	$39.6	$23.4	$(12.3)	$50.7

Adjusted operating margin (3)	21.8%	14.2%		13.5%
Adjusted EBITDA margin (3)	26.9%	20.5%		19.4%

Adjusted EBITDA	$39.6	$23.4	$(12.3)	$50.7
Three prior quarters’ adjusted EBITDA	103.9	74.8	(32.6)	146.1
Trailing twelve months’ adjusted EBITDA	$143.5	$98.2	$(44.9)	$196.8

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				446.6
Total debt				447.6
Less cash, cash equivalents and restricted cash				228.2
Net debt				$219.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.1x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$29.1
Less capital expenditures				(15.5)
Free cash flow				$13.6

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

(1) As a result of the elimination of the one-month lag, the three month period ended March 31, 2021, includes an additional $6.0 million of Net sales, and an additional $1.4 million in Operating income in Water Management Solutions and Consolidated.

(2) For the three month period ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs associated with the closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.

(3) For the three month period ended March 31, 2021, the denominator in the adjusted margin calculations shown for Water Management Solutions and Consolidated excludes Net sales of $6.0 million associated with the elimination of the one-month reporting lag.

(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$338.8	$244.0	$—	$582.8

Gross profit	$109.1	$71.3	$—	$180.4
Selling, general and administrative expenses	42.4	48.0	23.9	114.3
Strategic reorganization and other charges	—	0.1	2.9	3.0
Operating income (loss)	$66.7	$23.2	$(26.8)	$63.1

Operating margin	19.7%	9.5%		10.8%

Capital expenditures	$21.5	$4.5	$—	$26.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$43.0
Strategic reorganization and other charges				3.0
Income tax benefit of adjusting items				(0.7)
Adjusted net income				$45.3

Weighted average diluted shares outstanding				158.4

Adjusted net income per diluted share				$0.29

Net income				$43.0
Income tax expense (1)				13.3
Interest expense, net (1)				8.8
Pension benefit other than service (1)				(2.0)
Operating income (loss)	$66.7	$23.2	$(26.8)	63.1
Strategic reorganization and other charges	—	0.1	2.9	3.0
Adjusted operating income (loss)	66.7	23.3	(23.9)	66.1
Pension benefit other than service	—	—	2.0	2.0
Depreciation and amortization	14.9	15.0	0.1	30.0
Adjusted EBITDA	$81.6	$38.3	$(21.8)	$98.1

Adjusted operating margin	19.7%	9.5%		11.3%
Adjusted EBITDA margin	24.1%	15.7%		16.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$0.8
Less capital expenditures				(26.0)
Free cash flow				$(25.2)

(1) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$275.9	$229.0	$—	$504.9

Gross profit (2)	$91.2	$75.6	$—	$166.8
Selling, general and administrative expenses	38.3	41.0	24.1	103.4
Strategic reorganization and other charges (credits)	0.1	(0.7)	2.8	2.2
Operating income (loss) (1)	$52.8	$35.3	$(26.9)	$61.2

Operating margin	19.1%	15.4%		12.1%

Capital expenditures	$26.1	$4.9	$0.1	$31.1

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$37.6
Strategic reorganization and other charges				2.2
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(0.8)
Adjusted net income				$40.0

Weighted average diluted shares outstanding				159.0

Adjusted net income per diluted share				$0.25

Net income				$37.6
Income tax expense (4)				13.0
Interest expense, net (4)				12.2
Pension benefit other than service (4)				(1.6)
Operating income (loss)	$52.8	$35.3	$(26.9)	61.2
Strategic reorganization and other charges (credits)	0.1	(0.7)	2.8	2.2
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	—	(1.4)	—	(1.4)
Adjusted operating income (loss)	55.3	33.2	(24.1)	64.4
Pension benefit other than service	—	—	1.6	1.6
Depreciation and amortization	14.9	14.4	0.1	29.4
Adjusted EBITDA	$70.2	$47.6	$(22.4)	$95.4

Adjusted operating margin (3)	20.0%	14.9%		12.9%
Adjusted EBITDA margin (3)	25.4%	21.3%		19.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$63.2
Less capital expenditures				(31.1)
Free cash flow				$32.1

(1) As a result of the elimination of the one-month lag, the six month period ended March 31, 2021, includes an additional $6.0 million of Net sales, and an additional $1.4 million in Operating income in Water Management Solutions and Consolidated.

(2) For the six month period ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs associated with the closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.

(3) For the six month period ended March 31, 2021, the denominator in the adjusted margin calculations for Water Management Solutions and Consolidated excludes Net sales of $6.0 million associated with the elimination of the one-month reporting lag.

(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.